Exhibit 99.2

Hometown Bancshares, Inc.
Condensed Consolidated Balance Sheets
March 31, 2018 (Unaudited) and December 31, 2017
(Dollars in Thousands)

	March 31,	December 31,
	2018	2017
Assets
Cash and Due From Banks	$7,083	$4,322
Investment Securities	7,521	8,514
Loans	150,390	151,522
Allowance for Loan Losses	(2,348)	(2,329)
Net Loans	148,042	149,193

Fixed Assets	9,268	9,396
Foreclosed Assets held for sale	1,647	1,592
Other Assets	4,146	2,328

Total Assets	$177,707	$175,345

Liabilities
Deposits	161,001	151,818
Federal Home Loan Bank advances	2,000	10,000
Securities Sold Under Agreements to Repurchase	2,159	977
Other borrowings	3,000	3,000
Subordinated debentures	6,186	6,186
Other Liabilities	2,003	1,782
Total Liabilities	176,349	173,763

Stockholders' Equity
Common Stock	231	231
Capital Surplus	18,936	18,936
Accumulated Deficit	(17,587)	(17,425)
Accumulated Other Comprehensive Loss	(222)	(160)
Total Stockholders' Equity	1,358	1,582

Total Liabilities and Stockholders' Equity	$177,707	$175,345

Hometown Bancshares, Inc.
Condensed Consolidated Statement of Operations (Unaudited)
For the Three Months Ended March 31, 2018 and 2017
(Dollars in Thousands)

	2018	2017
Interest Income
Loans	$1,703	$1,525
Investments and other	50	60
Total Interest Income	1,753	1,585

Interest Expense
Deposits	$156	126
Federal Home Loan Bank advances	23	70
Subordinated debentures and other	173	139
Total interest expense	352	335

Net interest income	1,401	1,250

Provision for loan losses	-	-

Net interest income after provision for loan losses	1,401	1,250

Non interest income
Service charges	92	103
Gain on sale of loans	35	49
Other income	174	229
	301	381

Non interest expense
Salaries and employee benefits	939	940
Occupancy	324	308
Data processing	168	160
Other expense	434	330
	1,865	1,738

Loss before income taxes	(163)	(107)

Provision for income taxes	-	-

Net loss	$(163)	$(107)